UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

APPLE REIT EIGHT, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-140548	20-8268625
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Eight, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01, Item 2.01 and Item 9.01 of Form 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

Portfolio of Hotels

On December 6, 2007, we caused our wholly-owned subsidiary, Apple Eight Hospitality Ownership, Inc., to enter into a series of purchase contracts for the potential purchase of four hotels.

There can be no assurance at this time that our purchasing subsidiary will in fact purchase any of these hotels. The table below describes the hotels:

Hotel Location	Franchise (a)	Seller	Number of Rooms	Purchase Price
Cypress, California	Courtyard	RT Cypress, L.P.	180	$29,000,000
Sacramento, California	Hilton Garden Inn	RT-Natomas Associates, L.P.	154	24,500,000
San Jose, California	Homewood Suites	RT-WACA Hotels, L.P.	140	(b)
Tukwila, Washington	Homewood Suites	RT-WACA Hotels, L.P.	106	(b)

TOTAL			580	$87,650,000

Note:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

(b)	The hotels in San Jose, California and Tukwila, Washington are covered under the same purchase contract with a purchase price of $34,150,000.

The sellers are affiliated with each other but do not have any material relationship with us or our subsidiaries, other than through the purchase contract. The initial deposits for the hotels in Cypress, California and Sacramento, California were $250,000 each. The initial deposit for the hotels in San Jose, California and Tukwila, Washington was $250,000. Each initial deposit is refundable to our purchasing subsidiary upon its election to terminate a purchase contract during the “review period.” Under each purchase contract, the review period expires on January 20, 2008. In the event our purchasing subsidiary does not elect to terminate a purchase contract during its review period, under each purchase contract, our purchasing subsidiary is required to make an additional deposit of $250,000 after the expiration of the review period.

The initial deposits under the purchase contracts were funded by proceeds from the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposit and the purchase price under each purchase contract would be funded, if a closing occurs, by proceeds from the Company’s ongoing offering of Units.

Under each purchase contract all existing franchise agreements and management agreements for the applicable hotel will be terminated if a closing occurs. It is expected that one of our subsidiaries will enter into new franchise and management agreements on terms that are acceptable to our subsidiary.

During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to each hotel. Our purchasing subsidiary may terminate the purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to a hotel as a result of its review that will cause it to terminate a purchase contract. If our purchasing subsidiary terminates a purchase contract before closing and after the review period, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposits to the seller. If a closing occurs under a purchase contract, the deposits will be credited toward the purchase price.

Certain closing conditions must be met before or at the closing, and currently remain unsatisfied. They include but are not limited to the following: the sellers having performed and complied in all material respects with the covenants under the purchase contract; all third party consents having been obtained; the defeasance of any existing loans, which cost will increase the purchase price for the hotels; and termination of existing franchise and management agreements. If any of the closing conditions under the purchase contract are not satisfied by the sellers, our purchasing subsidiary may terminate the purchase contract and receive a refund of the deposits.

Accordingly, as of the date of this report and until any closing on the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire any or all the hotels.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 6, 2007, our indirect wholly-owned subsidiary, Apple Eight Hospitality Ownership, Inc., closed on the purchase of a hotel located in Bowling Green, Kentucky. The hotel acquired by our purchasing subsidiary is a Hampton Inn® containing 131 guest rooms. The purchase price for the hotel was $18,800,000. The seller has no material relationship with us or our subsidiaries, other than through the purchase contract and other related contracts.

The purchase price for the hotel was funded by our ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share).

As a result of the closing described above, a total of four closings have occurred under a purchase contract executed on September 4, 2007 for the potential purchase of eight hotels. Additional information regarding the purchase contract, the hotel listed above and the remaining hotels is set forth in our Form 8-K dated September 4, 2007 and filed with the Securities and Exchange Commission on September 7, 2007, which is incorporated herein by reference. There can be no assurance at this time that any further closings will occur under the purchase contract.

Item 9.01.	Financial Statements and Exhibits.

a.	Financial statements of businesses acquired.

(Financial statements will be filed as necessary by amendment within the required time period)

b.	Pro forma financial information.

(Pro forma financial information will be filed as necessary by amendment within the required time period)

c.	Shell company transaction.

None

d.	Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Eight, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

December 10, 2007